Exhibit 4.1
AMENDMENT NO. 1
TO
TAX BENEFITS PRESERVATION PLAN
This AMENDMENT NO. 1 (this “Amendment”), dated as of February 16, 2024, to the Tax Benefits Preservation Plan (the “Agreement”), dated as of January 22, 2024, between LivePerson, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability trust company (“Equiniti”), is entered into between the Company and Equiniti.
RECITALS
WHEREAS, the Company desires to amend certain definitions contained in the Agreement; and
WHEREAS, pursuant to, and subject to the terms of, Section 27 of the Agreement, prior to the Distribution Date, the Company may, upon prior approval of the Board, in its sole discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of Rights.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
1.1 Definitions. Except as otherwise specifically provided herein, each capitalized term used but not defined herein shall have the meaning given to such term in the Agreement. Each reference herein to “the date of this Amendment” shall refer to the date first set forth above.
ARTICLE II
AMENDMENTS TO THE AGREEMENT
2.1. Amendment to Section 1(f)(iii) of the Agreement. Section 1(f)(iii) of the Agreement is hereby amended by adding, immediately before the first semicolon, the phrase “, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations”.
2.2. Amendments to Section 1(f)(iv) of the Agreement.
(a) Section 1(f)(iv) of the Agreement is hereby amended by adding, immediately following the word “voting”, the phrase “(except for voting pursuant to a revocable proxy or consent as described in clause (A) of paragraph (iii) of this Section 1(f))”.
(b) Section 1(f)(iv) of the Agreement is hereby amended by adding, immediately following the words “control of the Company”, the phrase “, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(l) of the Treasury Regulations”.
2.4. Amendment to Section 1(f)(v) of the Agreement. Section 1(f)(v) of the Agreement is hereby amended by adding, immediately following the words “sole discretion”, the phrase “, in each case, only to the extent that ownership of such Company Securities would be attributable to such persons under Section 382 of the Code and the Treasury Regulations”.

2.5. Amendment to Section 1(nn) of the Agreement. Section 1(nn) of the Agreement is hereby amended by adding, immediately before the word "group", the word "or".

ARTICLE III
MISCELLANEOUS
3.1. Ratification. Except as expressly amended herein, all of the terms, conditions and other provisions of the Agreement are hereby ratified and confirmed and shall remain unmodified and in full force and effect in accordance with their respective terms.
3.2. Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes. From and after the date of this Amendment, any reference in the Agreement to “this Agreement”, “hereof”, “herein”, and “hereunder” and words or expressions of similar import shall refer to the Agreement as amended by this Amendment. The provisions of Sections 27 (Supplements and Amendments), 32 (Governing Law; Forum), 33 (Counterparts) and 34 (Descriptive Headings; Interpretation) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

LIVEPERSON, INC.

By:    /s/ John Collins
    Name:    John Collins
    Title:    Chief Financial Officer and
        Chief Operating Officer

EQUINITI TRUST COMPANY, LLC

By:    /s/ Adam E. Burke
    Name:     Adam E. Burke
    Title:    EVP, Chief Customer Officer

[Signature Page to Amendment No. 1 to the Tax Benefits Preservation Plan]